PetLife Pharmaceuticals Provides an Eye-Opening View on a Recession Resistive Industry

Mar 07, 2017

OTC Disclosure & News Service

PetLife Pharmaceuticals, Inc. (OTCQB:PTLF) (the “Company”), a developer of a new generation of high potency veterinary cancer medications and nutraceuticals for pets, released today an overview of the $63 billion companion pet healthcare industry. Empty nesters, reduced fertility, and pet owners prioritizing pet care over their own expenses all contribute to the resiliency of the pet care industry. PetLife’s continuous development of multiple product lines aims to serve the growing companion pet healthcare market, bolstering its market reach and thereby solidifying the company both on a revenue/financial point of view as a natural, solution-focused company.

The pet care industry, from food and treats to veterinary care and boarding, continues to see tremendous growth. All you have to do is walk in to your local PetSmart or pet supply store to see the number of products and accessories available to pet owners; a sure sign of how much Americans adore their pets.

Data from various research reports shows a staggering growth in pet spending:

●	$8.4 billion in 1980
●	$17 billion in 1994
●	$63 billion in 2016

This data falls in line with the American Society for the Prevention of Cruelty to Animals (ASPCA) report which indicates almost half of American households own a dog and around a third are cat owners. A graphical representation of this data is available here: https://fred.stlouisfed.org/series/DPETRC1A027NBEA.

Studies have shown that during recessions and tough times, pet owners will cut back on their own expenses to continue to provide for their animals. Additionally, offspring from the Baby Boom generation are “leaving the nest,” and their parents are filling in the empty space with companion pets. Furthermore, reduced fertility in America is also contributing to the growing pet industry, as single (and no-children) households tend to have a higher rate of pet ownership.

“Aside from making great companions, our household pets can actually point our business compass to fantastic investment opportunities,” said PetLife CEO, Dr. Ralph Salvagno.

As pets are seen as an essential part of the household, owners are spending more and more on end-of-life healthcare as pets age. Companies like PetLife are striving to develop products that are non-invasive and will prolong pets’ lives with a smaller price tag for pet owners. In fact, The Motley Fool predicts that as the U.S. gets wealthier, there will be a trend to spend more money on life-extending therapies for pets, something that was less common 20 years ago.

Dr. Geoffrey Broderick, Sr., a world-famous veterinarian, spent the last 50 years developing the products to help prevent cancer and significantly prolong the lives of pets all around the world. He currently serves as Chairman of the Product Development Committee for PetLife.

“They’re the quintessential part of a constantly growing economic sector that shows no sign of slowing down, and because it’s based on the hard-wired human instinct to care for our loved ones, it’s more or less recession-proof,” added PetLife President, Geoffrey Broderick, Jr.

Speaking at a recent press conference, Geoffrey continued: “My family for the past 50 years has been involved with developing nutraceuticals, drugs, supplements, and pet foods with the intention of stopping and preventing cancer and other diseases prevalent in companion animals. The industry has grown tremendously, but some of the most significant growth has been in the nutritional segment of the sector to promote pet health through prevention and cure. Our goal with PetLife is to build a cutting-edge pet pharmaceutical/nutraceutical company addressing the multiple diseases prevalent in the lives of pets. With our extensive history in this industry, we will develop multiple products that will add to the quality of pet lives all around the globe.”

PetLife’s 506 Private Placement Memorandum is available only to accredited investors.

About PetLife Pharmaceuticals, Inc.

PetLife Pharmaceuticals (OTCQB:PTLF) (http://www.PetLifePharma.com) is a registered US Veterinary Pharmaceutical company, incorporated in 2012.

PetLife's mission is to bring its new, scientifically proven, non-toxic, potentiated bioactive nutraceuticals and prescription medication, Vitalzul™, to the world of veterinary oncology—with the ultimate goal of preventing cancer and extending the life of pets suffering from cancer while improving their quality of life. In the US alone, consumer spending on domestic companion animals reached over $60 billion in 2015 with over $29 billion spent on veterinary care and medications.

Safe Harbor

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: PetLife encourages those interested in our Company to rely only on information included in our filings with the United States Securities and Exchange Commission which can be found at www.sec.gov. Statements released by the Company, that are not purely historical are forward-looking within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's expectations, hopes, intentions, and strategies for the future. Investors are cautioned that forward-looking statements involve risk and uncertainties that may affect the Company's business prospects and performance. The Company's actual results could differ materially from those in such forward-looking statements. Risk factors include but are not limited to general economic, competitive, governmental, and technological factors as discussed in the Company's filings with the SEC on Forms 10-K, 10-Q, and 8-K. The Company does not undertake any responsibility to update the forward-looking statements contained in this release.

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